Exhibit 99.1

News Release

U.S. Silica Acquires Performance Materials Leader EP Minerals for $750 Million

•	Rare find with attractive market structure

•	Provides strong margins with meaningful growth opportunities

•	Reliable cash flows complement Oil & Gas segment in the U.S. Silica portfolio

Frederick, Md., March 23, 2018 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced a definitive agreement to acquire EP Minerals for $750 million in cash.

EP Minerals – with sales of over $200 million – is a global producer of engineered materials derived from industrial minerals including diatomaceous earth (DE), clay (calcium bentonite) and perlite. The company is the number one or number two player in each of its global markets. Similar to U.S. Silica’s Industrial and Specialty Products (ISP) segment, it has transformed from a commodity-based business by adding new, value-added, higher-margin products to its mix, developing over 50 innovative new products in the last three years with 40 plus products in its new development pipeline today.

“EP Minerals checks all of the boxes in terms of what we’ve been looking for in an attractive, adjacent business to our ISP segment,” said Bryan Shinn, president and chief executive officer. “It is a rare find with an attractive market structure and has industry-leading margins with exciting opportunities to grow sales. It has strong IP protection and leverages our core competencies as a premier surface mining and logistics company. EP Minerals’ reliable cash flow also complements our Oil & Gas segment while providing a robust platform for expansion and growth through organic opportunities and strategic bolt-on acquisitions.”

EP Minerals’ unique industrial minerals are used as filter aids, absorbents and functional additives for a variety of industries including food and beverage, biofuels, recreational water, oil and gas, farm and home, landscape, sports turf, paint, plastics, and insecticides. The company’s facilities are located in Nevada, Oregon, Nebraska, Tennessee, Alabama and Mississippi.

“We look forward to joining forces with U.S. Silica and benefiting from the strength of the company’s mining expertise, differentiated logistics capabilities and ability to capture value throughout the supply chain,” said Gregg Jones, president and chief executive officer of EP Minerals. “I also believe that there will be opportunities for our two companies to collaborate on research and development efforts with our full R&D team helping to bring new products for both companies to market faster.”

U.S. Silica’s ISP business remains on track for substantial growth through expansion of base business pricing and volume, acquiring bolt-ons in attractive, adjacent markets, and by developing and marketing new, value-added, higher margin products. U.S. Silica will finance the transaction and refinance its current debt through a new seven year, $1.280 billion committed Term Loan B credit facility and an expanded $100 million revolving credit facility.

The transaction is expected to be accretive in the fourth quarter of 2018 and is expected to close in the second quarter of 2018.

U.S. Silica will host a conference call today at 7:30 a.m. Central Time to discuss the acquisition. A live webcast of the conference call will be available in the “Investor Resources” section of the Company’s website at www.ussilica.com. A presentation on the acquisition will be available tomorrow morning on the company’s website as well. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. To access the slides, please click on the following link: https://event.webcasts.com/starthere.jsp?ei=1187106&tp_key=eb2c13a4e9. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13678016. The replay will be available through April 22, 2018.

Centerview Partners LLC served as investment banking advisor and Baker Botts L.L.P. served as legal advisor to U.S. Silica. The Valence Group provided a fairness opinion to U.S. Silica’s board of directors.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers or failure of our customers to pay amounts due to us; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel and truckload drivers; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation, trucking and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 118-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 200 products to customers across our end markets. The Company currently operates nine industrial sand production plants and eight oil and gas sand production plants. The Company is headquartered in Frederick, Maryland and also has offices located in Chicago, Illinois and Houston, Texas.

Contacts

U.S. Silica Holdings, Inc.

Michael Lawson

Vice President of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@ussilica.com

Nick Shaver

Investor Relations Manager

281-394-9630

shavern@ussilica.com

###